Exhibit 99.1

PRESS RELEASE

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Announces $45 Million Financing to Support Clinical Development and
Commercialization of Lead Product Candidate FavId

San Diego – March 7, 2006 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, announced today that it has entered into a binding agreement to raise approximately $45 million in a private placement of common stock and the concurrent issuance of warrants for the purchase of common stock. The private placement is being led by MPM BioEquities Adviser, LLC and also includes Federated Kaufmann Fund, T. Rowe Price Associates, Tang Capital Management, ProMed Management, Forward Ventures, Sanderling Ventures, Alloy Ventures and William Blair Capital Partners.

“This financing should be sufficient to fund operations through the analysis of our primary endpoint, time to disease progression, in the pivotal Phase 3 clinical trial of FavId® during the second half of 2007,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “This will enable us to continue our clinical development of FavId for B-cell non-Hodgkin’s lymphoma (NHL) while aggressively preparing for its commercial launch. We have also strengthened our shareholder base in the process and helped to position our company for long-term growth.”

“Favrille is poised to provide a major advance in the treatment of non-Hodgkin’s lymphoma patients. The MPM BioEquities team has been impressed with the quality of Favrille’s management, the impressive results from previous trials of FavId, and the many near-term milestones to be achieved by this talented team,” said Kurt von Emster, General Partner, MPM Capital.

Favrille completed enrollment in a Phase 3 clinical trial of its lead product candidate FavId in January 2006. The registration trial is designed to evaluate FavId following Rituxan®, the current standard of care, for the treatment of follicular B-cell NHL. The Company also announced in January that it has received Fast Track designation from the U.S. Food and Drug Administration for FavId.

Under the terms of the agreement, Favrille will sell approximately 8.6 million shares of its common stock at a price of $5.26 per share, the closing bid price for the Company’s common stock immediately preceding execution of the binding agreement for the transaction. The Company will also issue warrants to purchase approximately 3 million shares of its common stock at an exercise price of $5.26 per share. At the closing, investors in the financing will pay an additional purchase price equal to $0.125 for each share underlying the warrants. Favrille intends to use the net proceeds from the sale for clinical development and commercialization of FavId, working capital and general corporate purposes.

The shares of common stock and warrants to be issued by the Company in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commissions, or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days after closing covering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the private placement. This press release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants to be issued in the private placement or any other securities of the Company.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.